UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2018

Rex Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

366 Walker Drive

State College, Pennsylvania 16801

(Address of Principal Executive Office and Zip Code)

(814) 278-7267

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, on April 2, 2018, Rex Energy Corporation (the “Company”) failed to make an interest payment (the “Interest Payment”) due under the Indenture dated March 31, 2016 (the “Indenture”) governing the Company’s 1.00%/8.00% Senior Secured Second Lien Notes due 2020 (the “Second Lien Notes”). Although the Company had a 30-day grace period to make the Interest Payment pursuant to the terms of the Indenture, upon the expiration of such grace period, the Interest Payment remained unpaid.

The Company’s failure to make the Interest Payment on the Second Lien Notes within the grace period constitutes an Event of Default under the indentures governing the Company’s unsecured 8.875% Senior Notes due 2020 (the “2020 Notes”) and 6.250% Senior Notes due 2022 (the “2022 Notes” and, together with the 2020 Notes, the “Unsecured Notes”). As a result, on May 3, 2018, the Company received from BOKF, N.A., as successor trustee under the indentures governing the Unsecured Notes, a Notice of Acceleration with respect to each of the two series of Unsecured Notes, rendering the 2020 Notes and 2022 Notes, in the principal amount of approximately $7.3 million and $5.4 million, respectively, immediately due and payable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX ENERGY CORPORATION

Date: May 9, 2018	By:	/s/ Curtis J. Walker
Name: Curtis J. Walker
Title: Chief Financial Officer